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                                                                     Exhibit 3.1


                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                         GENERAC PORTABLE PRODUCTS, INC.

         FIRST: The name of the corporation (the "CORPORATION") is GENERAC PORTABLE PRODUCTS, INC.

         SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Service Company, 1013 Centre Road, Wilmington, County of New Castle, Delaware 19805. The name of the registered agent at such address is Corporation Service Company.

         THIRD: The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the "DGCL") and to possess and exercise all of the powers and privileges granted by such law and any other law of Delaware.

         FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is Thirty-Two Million (32,000,000), of which Two Million (2,000,000) shares shall be Preferred Stock, with a par value of one cent ($0.01) per share, and Thirty Million (30,000,000) shares of Common Stock, with a par value of one cent ($0.01) per share.

         FIFTH: The Board of Directors is expressly authorized to provide for the issue of all or any shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or


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restrictions thereof, as shall be stated and expressed in a resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a "Preferred Stock Designation") and as may be permitted by the General Corporation Law of the State of Delaware. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors (the "Voting Stock") voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

         SIXTH: Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; PROVIDED, HOWEVER, that, except as provided in Article FIFTH hereof and as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of Common Stock shall not be entitled to vote on any amendment to this Restated Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Restated Certificate of Incorporation (including any Preferred Stock Designation). Elections of Directors need not be by ballot unless the bylaws of the Corporation provide otherwise.

         SEVENTH: The Board of Directors shall have the power, without stockholder action, to make bylaws for the Corporation and to amend, alter or repeal the bylaws of the Corporation. This Article SEVENTH, and, notwithstanding the foregoing sentence, Article VIII of the bylaws of the Corporation shall not be altered, amended or repealed, and no provision inconsistent therewith shall be adopted, without the affirmative vote of the holders of at least 66 2/3% of the Voting Stock, voting together as a single class.

         EIGHTH: Any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of stockholders of the Corporation


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and may not be effected in lieu thereof by any consent in writing by such stockholders. Advance notice of stockholder nominations for the election of directors and of business to be brought at the request of a stockholder or stockholders of the Corporation before any meeting of the stockholders of the Corporation shall be given in the manner provided in the bylaws of the Corporation. Special meetings of stockholders of the Corporation may be called only by the Chairman of the Board of Directors or the President or by the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board. This Article EIGHTH shall not be altered, amended or repealed, and no provision inconsistent herewith shall be adopted, without the affirmative vote of the holders of at least 66 2/3% of the Voting Stock, voting together as a single class. For purposes of this Article EIGHTH, the term "WHOLE BOARD" shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.

         NINTH: Subject to the rights of the holders of any series of Preferred Stock then outstanding, any directors, or the entire Board of Directors, may be removed from office at a meeting of stockholders, but only for cause and only by the affirmative vote of the holders of a majority of the Voting Stock, voting together as a single class.

         TENTH: The directors of the Corporation shall be entitled to the benefits of all limitations on the liability of directors generally that are now or hereafter become available under the DGCL. Without limiting the generality of the foregoing, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on liability provided herein, shall be limited to the fullest extent permitted by such amendment to the DGCL. Any repeal or modification of this Article TENTH shall be prospective only, and shall not affect, to the detriment of any director, any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification. All references in this Article TENTH to a director shall also be deemed to refer to any such director acting in his or her capacity as a Continuing Director (as such term is defined in Article TWELFTH hereof).

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         ELEVENTH: The Corporation may indemnify, to the fullest extent permitted by applicable law in effect from time to time, any person, and the estate and personal representative of any such person, against all liability and expense (including attorney's fees) incurred by reason of the fact that such person is or was a director, officer, fiduciary or agent of the Corporation, or, is or was serving as a director, officer, fiduciary or agent of any other individual, organization, committee or entity at the request of the Corporation.

         TWELFTH: The Board of Directors is expressly authorized to cause the Corporation to issue rights pursuant to Section 157 of the DGCL and, in that connection, to enter into any agreements necessary or convenient for such issuance, and to enter into other agreements necessary and convenient to the conduct of the business of the Corporation. Any such agreement may include provisions limiting, in certain circumstances, the ability of the Board of Directors of the Corporation to redeem the securities issued pursuant thereto or to take other action thereunder or in connection therewith unless there is a specified number or percentage of Continuing Directors then in office. Pursuant to Section 141(a) of the DGCL, the Continuing Directors shall have the power and authority to make all decisions and determinations, and exercise or perform such other acts, that any such agreement provides that such Continuing Directors shall make, exercise or perform. For purposes of this Article TWELFTH and any such agreement, the term, "CONTINUING DIRECTORS," shall mean (1) those directors who were members of the Board of Directors of the Corporation at the time the Corporation entered into such agreement and any director who subsequently becomes a member of the Board of Directors, if such director's nomination for election to the Board of Directors is recommended or approved by the majority vote of the Continuing Directors then in office or (2) such members of the Board of Directors designated in, or in the manner provided in, such agreement as Continuing Directors.

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